Exhibit 10.43

September 25, 2013

William Monteleone

Two North Riverside Plaza, Suite 200

Chicago, Illinois 60606

Dear Mr. Monteleone:

I am very pleased to confirm your employment relationship with Par Petroleum Corporation (the “Company”). The following summarizes some of the key provisions of your proposed compensation package with the Company. This is only a summary and the details and terms of the benefits will be controlled by the governing plan documents and Company policies.

Salary: Upon your employment with the Company, you will be paid an annual base salary of $200,000 no less frequently than on a semi-monthly basis in accordance with Company payroll practices. Your compensation will be reviewed annually.

Bonus: Upon your employment with the Company, you will be eligible to receive an annual bonus. However, the decision to provide any annual bonus and the amount and terms of any annual bonus shall be in the sole and absolute discretion of the compensation committee of the Company’s board of directors.

Long Term Incentive: Upon your employment with the Company, you will be granted a value of $250,000 in restricted Company common stock under the Company’s 2012 Long Term Incentive Plan (the “Plan”). In addition, if you are continuously employed with the Company from the commencement of your employment with the Company to December 31, 2013, you will be granted a value of $250,000 in restricted Company common stock under the Plan on such date. In each case, the actual number of shares granted will be determined based on the average volume weighted average price of the Company’s common stock for the 60 days immediately preceding the date of grant consistent with the Plan, as determined by the compensation committee of the Company’s board of directors. Subject to the terms thereof, these restricted stock grants will vest over a 5-year period on each anniversary of the date of grant with 100% vesting accelerated for certain events such as a change in control of the Company.

Benefits: Upon your employment with the Company and subject to your satisfaction of applicable eligibility provisions thereof, you will be entitled to participate in any benefit plans as may be offered from time to time by the Company to its employees generally. In addition, subject to your satisfaction of applicable eligibility provisions thereof, you will be entitled to participate in the Company’s 401(k) plan.

William Monteleone

September 25, 2013

Reimbursement of Expenses: You will be entitled to reimbursement for reasonable out-of-pocket business expenses incurred in connection with the performance of your duties and responsibilities to the extent consistent with the Company’s policies in effect from time to time, including “business class” air travel between Chicago, Illinois and Houston, Texas and living expenses of up to a maximum of $2,200 per month in Houston, Texas.

Background Check: This offer is conditional on the Company’s satisfactory review of a background check on you.

Employee Confidentiality and Proprietary Rights Agreement: Enclosed is a copy of the Company’s Employee Confidentiality and Proprietary Rights Agreement. The offer is also conditional on our mutual execution of that agreement.

All compensation and benefits are subject to federal, state and local taxes.

As you know, this letter does not serve as an employment contract. Your employment will be “at will” and for no fixed duration and may be terminated by either party at any time for any reason. The Company acknowledges that you may devote a portion of your business time to the business and affairs of Equity Group Investments and its affiliates for which you will be compensated by Equity Group Investments, so long as such activities do not materially interfere with the performance of your duties and responsibilities to the Company.

By executing and returning this letter, you are also confirming that you are not subject to any non-competition agreement, non-solicitation agreement or other restrictive covenant from your current employer or any other party that will be violated by your execution and performance of this letter.

If you agree with the terms and conditions of this letter and confirm the above paragraph, I would appreciate your signing the enclosed copy of the letter in the space below and returning it to me.

Very truly yours,

/s/ Jacob Mercer

Jacob Mercer
Chairman of Compensation Committee of the Board of Directors

AGREED AND ACCEPTED:

/s/ William Monteleone Date: 9/25
William Monteleone